Exhibit 4(e)

FIFTH SUPPLEMENTAL INDENTURE, dated as of April 16, 2020 (the “Fifth Supplemental Indenture”), between HOWMET AEROSPACE INC. (f/k/a Arconic Inc.), a Delaware corporation (the “Company”) having its principal office at 201 Isabella Street, Suite 200, Pittsburgh, Pennsylvania, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee are parties to an Indenture dated as of September 30, 1993 (the “Base Indenture” and as supplemented by the First Supplemental Indenture dated as of January 25, 2007 (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of July 15, 2008 and the Fourth Supplemental Indenture dated as of December 31, 2017, the “Indenture”), relating to the issuance from time to time by the Company of its Securities. Capitalized terms used herein, not otherwise defined, shall have the same meanings given them in the Indenture.

Effective March 31, 2020, the Company has changed its name from Arconic Inc. to Howmet Aerospace Inc., by means of an amendment to its certificate of incorporation, as filed with the Secretary of State of the State of Delaware on March 30, 2020.

Section 901(5) of the Base Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee, without the consent of any Holders, when properly authorized by a certified resolution adopted by the Board of Directors, to add, change or eliminate any provisions of the Indenture in respect of one or more series of Securities, provided that such addition, change or elimination shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefits of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision.

The Company has requested the Trustee to join with it in the execution and delivery of this Fifth Supplemental Indenture in order to supplement and amend the Indenture, solely with respect to Securities of series created on or after the date hereof, to: (1) amend the means by which notice to Holders of Securities may be given; (2) further amend the definition of “Event of Default”; (3) make certain changes with respect to reports by the Company; (4) decrease the number of days’ notice required to be provided to the Trustee in the event of the redemption of less than all the Securities of any series; (5) decrease the number of days’ notice required to be provided to Holders in the event of the redemption of the Securities of any series; and (6) to provide that notice of redemption may be conditional. In no event will the provisions of this Fifth Supplemental Indenture affect the interests of the Holders of Securities of any series Outstanding prior to the date of execution of this Fifth Supplemental Indenture in any respect.

The Company has determined that this Fifth Supplemental Indenture complies with said Section 901, does not affect the interests of the Holders of Securities Outstanding prior to the date of execution of this Fifth Supplemental Indenture and does not require the consent of any Holders.

The Company represents and warrants that all things necessary to make this Fifth Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with the terms of the Indenture, and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of Securities by the Holders thereof, it is mutually agreed, for the equal and ratable benefit of all Holders of Securities of any series created on or after the date hereof, as follows:

I. AMENDMENTS TO THE INDENTURE

A. Section 106 of the Base Indenture is amended, with respect to Securities Outstanding under series created on or after the date hereof, to add the following at the end of such section:

Except as otherwise specified herein, so long as any Securities are registered in the name of Cede & Co., as nominee for The Depository Trust Company, or another Depositary, and subject to any listing requirements, notices, reports and other information that are required to be sent to the Holders of such Securities may be given by delivery of the relevant notice to The Depository Trust Company for communication by The Depository Trust Company to entitled participants and account holders of such clearing systems.

B. Paragraph (5) of the definition of “Event of Default” in Section 501 of the Base Indenture, as previously amended by the First Supplemental Indenture, is further amended, with respect to Securities Outstanding under series created on or after the date hereof, to read as follows:

(5) an event of default as defined in any indenture or instrument evidencing or under which the Company has at the date of this Indenture or shall hereafter have outstanding any indebtedness for borrowed money in a principal amount in excess of $100,000,000 shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise become due and payable, and such acceleration shall not be rescinded or annulled within ten days after written notice thereof to the Company from the Trustee or to the Company and the Trustee from Holders of not less than 25% in principal amount of the Outstanding Securities of that series hereunder; provided, however, that if such event of default under such indenture or instrument shall be remedied or cured by the Company or be waived by the holders of such indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Holders of such Securities; or

C. Section 704 of the Base Indenture is amended and restated, with respect to Securities Outstanding under series created on or after the date hereof, to read as follows:

The Company shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is filed with the Commission. To the extent information, documents or reports are filed with the Commission and required to be delivered to the Trustee or the Holders, the availability of such information, documents or reports on the Commission's Electronic Data Gathering Analysis and Retrieval system or any successor thereto or the Company's website will be deemed to have satisfied such delivery requirements to the Trustee or the Holders, as applicable.

D. The second sentence of Section 1102 of the Base Indenture is amended, with respect to Securities Outstanding under series created on or after the date hereof, to read as follows:

In case of any redemption at the election of the Company of less than all the Securities of any series the Company will notify the Trustee at least five Business Days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the Redemption Date, the aggregate principal amount of Securities of such series to be redeemed and, if applicable, of the tenor of the Securities to be redeemed.

E. Section 1104 of the Base Indenture is amended, with respect to Securities Outstanding under series created on or after the date hereof, to replace the number 30 with 15 in the first sentence of Section 1104.

F. Section 1104 of the Base Indenture is amended, with respect to Securities Outstanding under series created on or after the date hereof, to add the following to the end of such section:

Any notice of redemption of Securities to be redeemed at the option of the Company may state that such redemption shall be conditional, in the Company’s discretion, on one or more conditions precedent, and that such conditional notice of redemption may be rescinded by the Company if it determines that any or all such conditions will not be satisfied by the Redemption Date, and that in such event, such redemption notice shall be of no further force or effect and the Company shall not be required to redeem the applicable Securities on the Redemption Date or otherwise.

In the event a notice of redemption contains such a condition or conditions and the Company determines that any or all such conditions will not be satisfied prior to the Redemption Date, the Company shall provide written notice to the Trustee prior to the close of business at least one Business Day prior to the Redemption Date. Such notice may provide that the redemption notice shall be rescinded and the redemption shall not occur, as determined by the Company in accordance with the preceding paragraph and, upon receipt of such notice, the notice of redemption shall be rescinded and the redemption shall not occur, as provided in such notice. Upon receipt of such notice, the Trustee shall provide such notice to each Holder of the applicable Securities in the same manner in which the notice of redemption was provided.

G. The first sentence of the first paragraph of Section 1106 of the Base Indenture is amended, with respect to Securities Outstanding under series created on or after the date hereof, to read as follows:

Notice of redemption having been given as aforesaid and, in the case of a conditional notice of redemption, not thereafter rescinded in accordance with Section 1104, the Securities so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest, if any) such Securities shall cease to bear interest and the coupons for such interest appertaining to any Bearer Securities so to be redeemed, except to the extent provided below, shall be void.

H. The last paragraph of Section 1106 of the Base Indenture is amended, with respect to Securities Outstanding under series created on or after the date hereof, to read as follows:

Except, in the case of a redemption of Securities to be redeemed at the option of the Company, where the redemption notice therefor has been rescinded in accordance with Section 1104, if any Security called for redemption shall not be so paid upon surrender thereof for redemption, the principal and any premium shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor in the Security.

II. GENERAL PROVISIONS

A. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of same. The Trustee makes no representation as to the validity of this Fifth Supplemental Indenture. The Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

B. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Each party agrees that this Fifth Supplemental Indenture may be electronically or digitally signed, and that any such electronic or digital signatures appearing on this Fifth Supplemental Indenture are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

C. The Company hereby certifies that this Fifth Supplemental Indenture conforms to the current requirements of the Trust Indenture Act.

D. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

E. Henceforth, all references in the Indenture and the Securities to the “Company” shall be deemed to be references to Howmet Aerospace Inc.

HOWMET AEROSPACE INC.

By	/s/ Peter Hong
Name:	Peter Hong
Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By	/s/ Julie Hoffman-Ramos
Name:	Julie Hoffman-Ramos
Title:	Vice President